Exhibit 99.3

Westmoreland-LG&E Partners

Unaudited Financial Statements
As of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 and 2005

Westmoreland-LG&E Partners

Unaudited Balance Sheet
As of June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,901,448	$21,429,618
Accounts receivable	16,542,435	22,843,387
Fuel inventories	1,171,750	1,689,289
Prepaid expenses	551,504	495,344

Total current assets	40,167,137	46,457,638

PROPERTY, PLANT, AND EQUIPMENT--Net	223,392,754	228,322,765

LOAN ORIGINATION FEES--Net	2,668,805	3,023,022

RESTRICTED ASSETS	28,225,700	22,848,995

OTHER ASSETS	387	387

TOTAL	$294,454,783	$300,652,807

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$6,307,546	$17,591,024
Accounts payable - affiliate	808,505	552,360
Interest payable	1,792,794	1,744,469
Current portion of long-term debt	26,497,628	25,593,595

Total current liabilities	35,406,473	45,481,448

LONG TERM DEBT	144,154,362	158,002,192

OTHER NONCURRENT LIABILITIES	414,317	526,440

Total liabilities	179,975,152	204,010,080

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
Westmoreland-Roanoke Valley L.P.	57,305,235	50,932,116
Westmoreland North Carolina Power LLC	57,174,396	--
LG&E-Roanoke Valley L.P.	--	45,836,745
Unrealized loss on derivative instrument	--	(126,134)

Total partners' capital	114,479,631	96,642,727

TOTAL	$294,454,783	$300,652,807

See notes to unaudited financial statements.

Westmoreland-LG&E Partners

Unaudited Statements of Operations
For the six-month periods ended June 30, 2006 and 2005

	June 30, 2006	June 30, 2005

Revenues:
Energy	$55,103,963	$54,960,773

	55,103,963	54,960,773

Cost and expenses:
Cost of sales	22,777,294	20,406,625
Cost of sales - affiliate	4,005,146	3,670,386
Depreciation, depletion and amortization	5,483,796	5,486,824
Selling and administrative	2,302,517	1,982,412
Selling and administrative - affiliate	399,423	339,780

	34,968,176	31,886,027

Operating income	20,135,787	23,074,746
Other income (expense):
Interest expense	(6,619,172)	(6,857,504)
Interest income	995,092	530,813

	(5,624,080)	(6,326,691)

Net income	$14,511,707	$16,748,055

Other comprehensive income
Unrealized gain on derivative financial instrument	126,134	645,484

Total comprehensive income	$14,637,841	$17,393,539

See notes to unaudited financial statements

Westmoreland-LG&E Partners

Unaudited Statements of Partner's Capital
For the six-month period ended June 30, 2006 and the year ended December 31, 2005

	Westmoreland-Roanoke Valley L.P.	Westmoreland North Carolina Power, LLC	LG&E Roanoke Valley L.P.	Unrealized Loss on Derivative Instrument	Total

Balance as of December 31, 2004	$48,906,389	$--	$43,853,646	$(1,139,311)	$91,620,724

Net income	12,271,862	--	12,124,201	--	24,396,063

Partner distributions	(10,246,135)	--	(10,141,102)	--	(20,387,237)

Unrealized gain on derivative instrument	--	--	--	1,013,177	1,013,177

Balance as of December 31, 2005	50,932,116	--	45,836,745	(126,134)	96,642,727

Net income	7,319,456	--	7,192,251	--	14,511,707

Partner distributions	(946,337)	--	(854,600)	--	(1,800,937)

Unrealized gain on derivative instrument	--	--	--	126,134	126,134

Acquisition of LG&E Roankoke Valley L.P.'s interest by Westmoreland North Carolina Power, LLC	--	52,174,396	(52,174,396)	--	--

Capital contributions	--	5,000,000	--	--	5,000,000

Balance as of June 30, 2006 (Unaudited)	$57,305,235	$57,174,396	$--	$--	$114,479,631

See notes to unaudited financial statements.

Westmoreland-LG&E Partners

Unaudited Statements of Cash Flows
For the six-month periods ended June 30, 2006 and 2005

	June 30, 2006	June 30, 2005

OPERATING ACTIVITIES:
Net income	$14,511,707	$16,748,055
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	5,115,568	5,107,052
Amortization	354,217	366,678
Decrease (increase) in accounts receivable	6,300,953	1,899,442
Decrease (increase) in fuel inventories	517,539	137,821
Decrease (increase) in prepaid expenses	(56,159)	190,975
Increase (decrease) in accounts payable and accrued liabilities	(11,013,324)	2,260,315
Increase (decrease) in interest payable	48,326	244,992

Net cash provided by operating activities	15,778,827	26,955,330

INVESTING ACTIVITIES--
Purchases of property, plant, and equipment	(185,557)	(471,419)
Increase in restricted assets	(5,376,705)	644,355

Net cash used in investing activities	(5,562,262)	172,936

FINANCING ACTIVITIES:
Repayment of notes payable	(12,943,798)	(11,301,968)
Capital contributions	5,000,000	--
Partner distributions	(1,800,937)	(9,138,689)

Net cash used in financing activities	(9,744,735)	(20,440,657)

NET INCREASE IN CASH AND CASH EQUIVALENTS	471,830	6,687,609

CASH AND CASH EQUIVALENTS--Beginning of year	21,429,618	23,547,318

CASH AND CASH EQUIVALENTS--End of period	$21,901,448	$30,234,927

See notes to unaudited financial statements.

WESTMORELAND-LG&E PARTNERS

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Westmoreland-LG&E Partners (the “Venture”), a Virginia general partnership, was formed to own and operate two cogeneration facilities (the “Facilities”) located in Weldon, North Carolina. The first facility (“ROVA I”) is a 180 megawatt facility and the second facility (“ROVA II”) is a 50 megawatt facility adjacent to ROVA I. The Facilities share certain coal handling, electrical distribution, and administrative equipment. The Facilities produce electric power and steam by burning coal. The steam is sold to a local industrial plant for use in its manufacturing process. ROVA I and ROVA II operate as exempt wholesale generators as determined by the Federal Energy Regulatory Commission (“FERC”). ROVA I commenced commercial operation on May 29, 1994 (Commercial Operations Date). ROVA II commenced commercial operation on June 1, 1995 (Commercial Operations Date).

On June 29, 2006, Westmoreland Coal Company (“Westmoreland”) acquired a 50 percent partnership interest in the 230 MW Roanoke Valley (“ROVA”) power project, officially named Westmoreland-LG&E Partners, located in Weldon, North Carolina from a subsidiary of E.ON U.S. LLC (“E.ON”) – formerly LG&E Energy LLC. The transaction increases Westmoreland’s interest in the Venture to 100%. As part of the same transaction, Westmoreland acquired certain additional assets from LG&E Power Services LLC, a subsidiary of E.ON, consisting primarily of contracts under which Westmoreland will now operate and provide maintenance services to ROVA and four power plants in Virginia. Assets and liabilities are reflected at historical values in the financial statements and do not reflect push-down accounting by Westmoreland.

The partners in the Venture are Westmoreland-Roanoke Valley, L.P. (“Westmoreland L.P.”), a limited partnership between Westmoreland Energy, LLC. (“WEI”), as the sole limited partner, and WEI-Roanoke Valley, Inc., a wholly owned subsidiary of WEI, as the sole general partner, and Westmoreland North Carolina Power LLC, a wholly owned subsidiary of WEI. The partner previous to the acquisition was LG&E Roanoke Valley L.P. (“LG&E L.P.”), a limited partnership between LG&E Power Roanoke Incorporated, an indirect wholly owned subsidiary of LG&E Power Inc. (“LPI”), as the sole limited partner, and LG&E Power 16 Incorporated, an indirect wholly owned subsidiary of LPI, as the sole general partner. Under the terms of the General Partnership Agreement (“Partnership Agreement”), after priority allocations to Westmoreland L.P., all income, loss, tax deductions and credits, and cash distributions are allocated approximately 50% to Westmoreland L.P. and 50% to Westmoreland North Carolina Power LLC.

Terms—Terms used herein are defined in Section 1.1 of the Amended and Restated Construction and Term Loan Agreement (the “Credit Agreement”).

Power Sales Agreement—The Venture has entered into two Power Purchase and Operating Agreements (“Power Agreements”) with North Carolina Power Company, a division of Dominion Virginia Power Company (“DVP”), for the sale of all energy produced by the Facilities. Each Power Agreement is for an initial term of 25 years from the respective Commercial Operations Date. Revenue is recognized for these Power Agreements as amounts are invoiced.

Under the terms of the ROVA I Power Agreement, the energy price consists of an Energy Purchase Price (“ROVA I Energy Price”) and a Purchased Capacity Unit Price (“ROVA I CUP”). The ROVA I Energy Price is billed for each kilowatt-hour delivered and is comprised of a Base Fuel Compensation Price (“ROVA I Fuel Price”) and an Operating and Maintenance Price (“ROVA I O&M Price”). The ROVA I Fuel Price is adjusted quarterly and the ROVA I O&M Price is adjusted annually based upon the Gross Domestic Product Implicit Price Deflator Index (“GDPIPD”). The ROVA I CUP is determined by dividing the sum of the applicable capacity components (the Fixed Capacity Component and the O&M Capacity Component) by a three-year rolling average capacity factor (“Average Capacity Factor”) expressed in cents per kilowatt-hour. Annually, on April 1, the O&M Capacity Component is adjusted by the percentage change in the GDPIPD. The Venture recognizes revenue based on the billed ROVA I Energy Price and the ROVA I Delivered Capacity expressed in kilowatt-hours multiplied by the ROVA I CUP. In addition, a notional, off-balance sheet account (the “Tracking Account”) has been established to accumulate differences in actual capacity versus the three-year rolling average capacity to facilitate calculation of Capacity Purchase Payment Adjustments. If the Actual Capacity Factor for any year is less than the Average Capacity Factor, the Tracking Account is decreased and the Venture will recognize additional revenue from the Capacity Purchase Payment Adjustment to the extent of the positive balance in the Tracking Account. If the Actual Capacity Factor for any year is greater than the Average Capacity Factor, the Tracking Account is increased, but no additional revenue is recognized. As of June 30, 2006, the Tracking Account contained a positive balance of $829,022, which is not included in the financial statements.

Under the terms of the ROVA II Power Agreement, the energy price consists of an Energy Purchase Price (“ROVA II Energy Price”) and a Purchased Capacity Price (“ROVA II Capacity Price”). The ROVA II Energy Price is billed for each kilowatt-hour delivered, reduced by 2.25% for line losses, and is comprised of a Base Fuel Compensation Price (“ROVA II Fuel Price”) and an Operating and Maintenance Price (“ROVA II O&M Price”). The ROVA II Fuel Price is adjusted quarterly and the ROVA II O&M Price is adjusted annually based upon the GDPIPD. The ROVA II Capacity Price is based on the Dispatch Level, Dependable Capacity, and Net Electrical Output, and is comprised of a fixed amount per kilowatt-hour plus a variable amount per kilowatt-hour, which is adjusted annually based upon the GDPIPD. The Venture recognizes revenue based on the billed ROVA II Energy Price and ROVA II Capacity Price.

Energy Services Agreement—The Venture has entered into an Energy Services Agreement (“Energy Agreement”) with Patch Rubber Company for the sale of steam produced by the Facilities. The Energy Agreement is for an initial term of 15 years from the later of the ROVA I Initial Delivery Date or the ROVA II Initial Delivery Date with three five-year renewal options. Under the terms of the Energy Agreement, the volume of steam delivered determines payments to the Venture. The prices of delivered steam will be increased annually based upon the Gross National Product Implicit Price Deflator Index (“GNPIPD”) beginning January 1, 1991, except that such increase shall not exceed 3% per year. The Venture recognizes revenue on steam sales based on the volume of steam delivered.

Cash Equivalents—The Venture considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Fuel Inventories—Fuel inventories, which consist primarily of coal, are valued at the lower of cost or market. Cost is determined by the moving weighted average method.

Property, Plant, and Equipment—Depreciation is provided on a straight-line method over the estimated useful lives of the assets except for the ash monofills. The ash monofills are amortized on a cost per ton basis multiplied by tons sent to each monofill. The ash monofills were built as disposal sites for the ash generated during operations.

        Balance of property, plant, and equipment, at cost, as of June 30, 2006, is as follows:

	2006	Useful lives in Years

Land	$1,009,820
Land improvements	300,064	29
Plant and related equipment	335,098,221	5-35
Office equipment	1,064,364	5
Ash monofills	2,230,776
Construction-in-progress	95,485
Asset retirement obligation	203,496	24
Transportation equipment	182,197	5

Total cost	340,184,423
Less accumulated depreciation	(116,791,669)

Property, plant, and equipment--net	$223,392,754

Loan Origination Fees—Loan origination fees incurred in conjunction with obtaining the construction and term loan, institutional loan, and bond financing have been capitalized. These costs are being amortized by the straight-line method over the lives of the notes and bonds. Accumulated amortization at June 30, 2006 was $9,503,322.

Restricted Assets—Restricted assets represent cash deposits to the Debt Protection Account (“DPA”), the Ash Reserve Account (“Ash”) and the Repair and Maintenance Account (“R&M”) as required by the Credit Agreement. At June 30, 2006, the DPA balance was fully funded at $27,327,469. The maximum Ash balance is $600,000, of which $610,356 been funded by the Venture at June 30, 2006, in accordance with the terms of the Credit Agreement. The maximum R&M balance is $2,200,000 through January 31, 2004, and $2,600,000 thereafter until January 31, 2010, of which $287,875 has been funded by the Venture at June 30, 2006, in accordance with the terms of the Credit Agreement. The remaining R&M balance will be funded incrementally on each distribution date until such time as it is fully funded. See Note 3, Long-Term Debt.

Intangible Asset—The Venture paid $215,973 to construct a chiller system physically located on the property of Patch Rubber Company. The Venture has rights to use the system through October 2006. These costs have been amortized on a straight-line basis over the period of nine years. Accumulated amortization was $215,973 at June 30, 2006.

Major Maintenance—The Venture expenses major maintenance costs as incurred.

Income Taxes—The Venture is a partnership and, as such, does not record or pay income taxes. Each Venture partner reports its respective share of the Venture’s taxable income or loss for income tax purposes.

Derivatives—Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, requires that all derivatives be recognized in the financial statements as either assets or liabilities and that they be measured at fair value. Changes in fair value are recorded as adjustments to the assets or liabilities being hedged in Other Comprehensive Income (Loss), or in current earnings, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

In connection with the adoption of SFAS No.133, SFAS No. 138 and SFAS No.149, the Venture classified its Interest Rate Exchange Agreements (“Swap Agreements”) as cash flow hedges. The Swap Agreement was terminated as of June 30, 2006, and all changes in fair value were recorded in Other Comprehensive Income.

Asset Retirement Obligation—In August 2001, FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, and the Venture adopted this statement effective January 1, 2003. Statement No. 143 addresses financial accounting for legal obligations associated with the retirement of long-lived assets and requires the Venture to recognize the fair value of an asset retirement obligation in the period in which that obligation is incurred. The Venture capitalizes the present value of estimated retirement costs as part of the carrying amount of long-lived assets.

As of June 30, 2006, the Venture’s asset retirement obligation recorded in Other Noncurrent Liabilities was $414,317. Changes in the Venture’s asset retirement obligation for the six months ended June 30, 2006 were:

2006

Asset retirement obligation - beginning of year	$400,307
Accretion	14,010

Asset retirement obligation - June 30, 2006	$414,317

The asset retirement obligation represents our estimate of the present value of the cost of closing the power plants in the future.

In March 2005, FASB issued FASB Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement 143. FIN 47 clarifies that a legal obligation to perform an asset retirement activity that is conditional on a future event is within the scope of SFAS No. 143. It also clarifies the meaning of the term “conditional asset retirement obligation” as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of an asset retirement obligation that is conditional on a future event if the liability is reasonably estimated. The interpretation also clarifies when the entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 had no material impact on the Venture’s financial position or results of operations.

Interim Financial Statements — The financial information contained in this Form 8-K/A is unaudited but reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial information for the periods shown. Such adjustments are of a normal recurring nature. The results of operations for such interim periods are not necessarily indicative of results to be expected for the full year.

Use of Estimates—Financial statements prepared in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Reclassification—Certain prior period amounts have been reclassified to conform to the current period presentation.

2.	FINANCIAL INSTRUMENTS

The Venture is a party to financial instruments with off-balance sheet risk. The counter parties relating to financial instruments anticipate no losses due to nonperformance. Pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Venture is required to disclose the fair value of financial instruments where practicable. The carrying amounts of cash equivalents, accounts receivable, and accounts payable reflected on the balance sheets approximate the fair value of these instruments due to the short duration to maturity. The fair value of long-term debt is based on the interest rates available to the Venture for debt with similar terms and maturities.

The cost and estimated fair value of the Venture’s financial instruments as of June 30, 2006, are as follows:

	2006

	Carrying Value	Fair Value

Long-term debt	$(170,651,990)	$(181,319,715)

3.	LONG-TERM DEBT

As of June 30,	2006

Notes payable	$133,891,990
Bonds payable	36,760,000

Total	170,651,990
Less current portion	26,497,628

Total long-term debt	$144,154,362

On December 18, 1991, the Venture entered into the Credit Agreement (“Tranche A”) with a consortium of banks (the “Banks”) and an Institutional Lender for the financing and construction of the ROVA I facility. On December 1, 1993, the Credit Agreement was amended and restated (“Tranche B”) to allow for the financing and construction of the ROVA II facility. Under the terms of the Credit Agreement, the Venture is permitted to borrow up to $229,887,000 from the Banks (“Bank Borrowings”), $120,000,000 from an Institutional Lender, and $36,760,000 in tax-exempt facility revenue bonds (“Bond Borrowings”) under two Indenture Agreements with the Halifax County, North Carolina, Industrial Facilities and Pollution Control Financing Authority (“Financing Authority”). The borrowings are evidenced by promissory notes and are secured by land, the Facilities, the Venture’s equipment, inventory, accounts receivable, certain other assets and the assignment of all material contracts. Bank Borrowings amounted to $62,121,990 at June 30, 2006 and mature in 2008. The Credit Agreement requires interest on the Bank Borrowings at rates set at varying margins in excess of the Banks’ base rate, London Interbank Offering Rate (“LIBOR”) or certificate of deposit rate (“CD”), for various terms from one day to one year in length, each to be selected by the Venture when amounts are borrowed. Interest payments for all elections are generally due at the end of the applicable interest period. However, if such interest period extends beyond a Quarterly Date, then interest is due on each Quarterly Date and at the end of the applicable interest period. During the first six months of 2006 and 2005, the weighted average interest rate for the outstanding Bank Borrowings was 6.56% and 4.42%, respectively. The interest rate at June 30, 2006 and 2005 was 7.00% and 4.99%, respectively.

At the Tranche A Conversion Date (January 31, 1995), Westmoreland L.P. and LG&E L.P. contributed a combined total of $8,571,224 (“Tranche A Equity Funding”) to the Venture to reduce the principal amount of the outstanding Tranche A Bank Borrowings. The remaining principal balance of the Tranche A Bank Borrowings converted into a term loan (“Tranche A Term Loan”). Principal payments under the Tranche A Term Loan are based upon fixed percentages, ranging from 0.75% to 7.55% of the Tranche A Term Loan, and are paid in 38 semiannual installments.

At the Tranche B Conversion Date (October 19, 1995), Westmoreland L.P. and LG&E L.P. contributed a combined total of $9,222,152 (“Tranche B Equity Funding”) to the Venture to reduce the principal amount of the outstanding Tranche B Bank Borrowings. The remaining principal balance of the Tranche B Bank Borrowings converted into a term loan (“Tranche B Term Loan”). Principal payments under the Tranche B Term Loan are based upon fixed percentages, ranging from 0.68% to 7.87% of the Tranche B Term Loan, and are paid in 40 semiannual installments.

Under the terms of the Credit Agreement, interest on the Tranche A Institutional Borrowings is fixed at 10.42% and interest on the Tranche B Institutional Borrowings is fixed at 8.33%. For the combined Institutional Borrowings, the weighted average interest rate for June 30, 2006 and 2005 was 9.77% and 9.78%, respectively.

The Credit Agreement requires repayment of the Tranche A Institutional Borrowings in 38 semiannual installments ranging from $850,000 to $4,250,000. The Credit Agreement requires repayment of the Tranche B Institutional Borrowings in 40 semiannual installments ranging from $294,000 to $6,510,000. At June 30, 2006, Institutional Borrowings amounted to $71,770,000.

In accordance with the Indenture Agreement, the Financing Authority issued $29,515,000 of 1991 Variable Rate Demand Exempt Facility Revenue Bonds (“1991 Bond Borrowings”) and $7,245,000 of 1993 Variable Rate Demand Exempt Facility Revenue Bonds (“1993 Bond Borrowings”), the proceeds of which were deposited with the respective Trustee pending reimbursement to the Venture for qualified expenditures. The 1991 Bond Borrowings and the 1993 Bond Borrowings are secured by irrevocable letters of credit in the amounts of $30,058,400 and $7,378,387, respectively, which were issued to the respective Trustee by the Banks. The fees associated with the letters of credit totaled $341,456 and $345,657 respectively for the six months ended June 30, 2006 and 2005. The weighted average interest rate for the outstanding Bond Borrowings was 4.09% and 2.33%, respectively, at June 30, 2006 and 2005. The interest rate at June 30, 2006 and 2005 was 4.11% and 2.33%, respectively for the 1991 Bond Borrowings and 4.01% and 2.32%, respectively, for the 1993 Bond Borrowings. The 1991 Bond Indenture Agreement requires repayment of the 1991 Bond Borrowings in four semi-annual installments of $1,180,600, $1,180,600, $14,757,500, and $12,396,300. The first installment of the 1991 Bond Borrowings is due in January 2008. The 1993 Indenture Agreement requires repayment of the 1993 Bond Borrowings in three semi-annual installments of $1,593,900, $1,811,250, and $3,839,850. The first installment is due in January 2009.

On January 17, 1992, the Venture entered into Interest Rate Exchange Agreements (“Swap Agreements”) with the Banks, which were created for the purpose of securing a fixed interest rate of 8.03% on approximately 63.3% of the Tranche A Bank Borrowings. These Swap Agreements have been classified as cash flow hedges. In return, the Venture receives a variable rate based on LIBOR, which averaged 4.75% and 2.83%, respectively, during the first six months of 2006 and 2005. Under the terms of the Swap Agreements, the difference between the interest at the rate selected by the Venture at the time the funds were borrowed and the fixed interest rate is paid or received quarterly. Swap interest incurred under this agreement was $124,606 and $605,030, respectively, for the six months ended June 30, 2006 and 2005, respectively.

To ensure performance under the Power Agreement, irrevocable letters of credit in the amounts of $4,500,000 and $1,476,000 were issued to DVP by the Banks on behalf of the Venture for ROVA I and ROVA II, respectively. The fees associated with the letters of credit totaled $53,342 and $53,342, respectively, for the six months ended June 30, 2006 and 2005, respectively.

The debt agreements contain various restrictive covenants primarily related to construction of the Facilities, maintenance of the property, and required insurance. Additionally, the financial covenants include restrictions on incurring additional indebtedness and property liens, paying cash distributions to the partners, and incurring various commitments without lender approval. At June 30, 2006, the Venture was in compliance with the various covenants.

Pursuant to the terms of the Credit Agreement, the Venture must maintain a debt protection account (“DPA”). On November 30, 2000, Amendment 6 to the Credit Agreement (“Amendment 6”) was negotiated with the Banks and the full funding level was increased to $22,000,000 and an additional $2,000,000 was funded. Beginning in 2002, additional funding of $1.1 million per year is required through 2008. In 2009, $6.7 million of the $9.7 million contributed from 2000-2008 will be available for partnership distribution. In 2010, the remaining $3 million will be available for partnership distribution and the full funding level reverts back to $20,000,000. At June 30, 2006, the DPA consists of $27,327,469 in cash (see Note 1, Restricted Assets).

Balances held in the DPA are available to be used to meet shortfalls of debt service requirements. If the balance in the DPA falls below the required balance, the cash flow from the Facilities must be paid into the DPA until the deficiency is corrected. There were no deficiencies at June 30, 2006.

The Credit Agreement requires the Venture to maintain an R&M account. Pursuant to Amendment 6, the Venture was required to increase its maximum funding level from $1.5 million to $2.2 million by January 31, 2004. See Note 1, Restricted Assets. The maximum funding level increased to $2.6 million from January 31, 2004 through January 31, 2010, after which date it reverts back to $2.2 million.

Under the terms of the Credit Agreement, the Venture must maintain an Ash Reserve Account. Pursuant to Amendment 6, the funding level of the Ash Reserve Account was reduced from $1,000,000 to $600,000. See Note 1, Restricted Assets. Also, a provision was made for the funds to be used for debt protection after the funds in the DPA and R&M are exhausted. Should the funds be used for debt protection, or should the Venture receive written notice from the Banks’ independent engineer that construction of a new ash monofill will be required, the funding level will immediately increase to $1,000,000.

        Future principal payments on long-term debt at June 30, 2006, are as follows:

Year	Total

2006	$12,649,798
2007	27,695,661
2008	33,597,731
2009	32,868,950
2010	12,339,850
Thereafter	51,500,000

$170,651,990

4.	COMMITMENTS AND CONTINGENCIES

Coal Supply Agreement—The Venture has entered into two Coal Supply Agreements (“Coal Agreements”) with TECO Coal Corporation (“TECO”). Under the terms of the Coal Agreements, TECO entered into a subcontract with Kentucky Criterion Coal Company (“KCCC”), an affiliate of WEI, to provide 79.5% of the coal requirements under the Coal Agreements. On December 16, 1994, WEI sold the assets of KCCC to Consol of Kentucky, Inc. (“Consol”). TECO consented to the assignment of the subcontract with KCCC to Consol. Each Coal Supply Agreement is for an initial term of 20 years from the respective Commercial Operations Date with two five-year renewal options. Under the terms of the Coal Agreements, the Venture must purchase a combined minimum of 512,500 tons of coal each contract year (“Minimum Quantity”). In the event the Venture fails to purchase the Minimum Quantity in any contract year, the Venture may be liable for actual and direct damages incurred by TECO, up to a maximum of $5 per ton for each ton short for ROVA I or 20% of the current Base Price for each ton short for ROVA II. The Base Price is comprised of the Subject Coal and Subject Transportation and is adjusted annually on July 1 of each contract year based upon the GNPIPD. The average coal cost per ton, including transportation cost, for the six months ended June 30, 2006 and 2005 was $49.62 and $47.29, respectively. Coal purchases from TECO for the six months ended June 30, 2006 and 2005 were $10,390,453 and $10,246,700, respectively.

Lime Supply Agreement—The Venture has entered into two Lime Supply Agreements (“Lime Agreements”) with O. N. Minerals (Chemstone) Corporation. The Lime Agreements were for an initial term of five years from the respective commercial operations dates and have been extended through December 31, 2008. Under the terms of the Lime Agreements, the Venture must purchase the greater of 100% of the Facility’s requirement or 10,000 tons of pebble lime per year for ROVA I and 4,500 tons of hydrated lime per year for ROVA II. The base price is increased annually over the life of the Lime Agreements.

The average lime cost per ton, including transportation cost, for the six months ended June 30, 2006 and 2005 was $98.15 and $85.93, respectively. Total purchases and transportation under the agreements were $1,237,210 and $1,053,450, respectively, for the six months ended June 30, 2006 and 2005. See Rail Transportation Agreement below for information about contract terms and conditions.

Rail Transportation Agreement—The Coal Rail Transportation Agreement (“Coal Rail Agreement”) is for an initial term of 20 years from the commercial date of ROVA I, with two five-year renewal options. Under the terms of the Coal Rail Agreement, the base rate per ton is adjusted annually for the life of the Coal Rail Agreement. Additionally, the Venture must utilize CSX Transportation (“CSX”) for up to 95% of the coal received by the Facility on an annual basis. Failure to comply with this requirement may result in liquidated damages based on the difference between the 95% contract requirement and tons actually received. Total charges under the Coal Rail Agreement for the six months ended June 30, 2006 and 2005, were $5,959,700 and $5,115,097, respectively.

The Venture has entered into a Rail Transportation Agreement for the transportation of lime to the Facilities with CSX. The Lime Rail Transportation Agreement (“Lime Rail Agreement”), as amended, extends through June 10, 2008. Under the terms of the Lime Rail Agreement, the base rate per ton is adjusted annually, as determined in the Lime Rail Agreement, each June 11. Additionally, the Venture must utilize CSX for up to 95% of the lime received by ROVA I on an annual basis. Failure to comply with this requirement may result in liquidated damages based on the difference between the 95% contract requirement and the tons actually received. See Lime Supply Agreement above.

Property Tax Audit— The Venture is located in Halifax County, North Carolina and is the County’s largest taxpayer. In 2002, the County hired an independent consultant to review and audit personal property tax returns for the previous five years. In May 2002, the County advised the Venture that its returns were being scrutinized for potential underpayment and undervaluation of the property subject to tax. The Venture responded that its valuation was consistent with an agreement reached with the County in 1996. On November 5, 2002, the County assessed the Venture $4.6 million for the years 1997 to 2001. The Venture filed a protest with the Property Tax Commission. On May 26, 2004, the Tax Commission denied the Venture’s protest and issued an order consistent with the County’s assessment. The Venture appealed the Tax Commission’s decision to the North Carolina Court of Appeals on June 24, 2004. In December 2005, the Venture received an adverse ruling from the North Carolina Court of Appeals. The Venture did not appeal this ruling. At December 31, 2005, the Venture had recorded a liability of $10.6 million for this contingency in accounts payable and accrued liabilities on the balance sheet for the tax years 1996 to 2005. During the first quarter of 2006, the Venture paid $7.1 million, including penalties and interest, for the 1996 to 2001 tax years. During the second quarter of 2006, the Venture settled all outstanding personal property assessments for years 2000 to 2005, including interest and penalties, for approximately $3.7 million. Because the Venture had previously accrued for the assessments in its financial statements, there was no material impact on the Venture’s financial statements in the first six months of 2006 as a result of the settlement.

5.	RELATED-PARTY TRANSACTIONS

The Venture entered into an operating agreement with LG&E Power Services LLC, (the “Operator”), an affiliate of LPI, for the operation and maintenance of the Facility and administration of the Venture’s day-to-day operations expiring 25 years after the Commencement Date. The agreement provides for the reimbursement of payroll and other direct costs incurred by the Operator in performance of the agreement, reimbursement of the Operator’s overhead and general and administrative costs based on stated percentages of the reimbursable payroll costs, and a fixed fee. Reimbursed costs and fees incurred under the agreement were $3,090,014 and $3,003,802, respectively for the six months ended June 30, 2006 and 2005. At June 30, 2006, $731,414 was owed to the Operator and is included in accounts payable-affiliate party in the accompanying financial statements.

The Venture incurred various costs that were paid to LPI and its affiliates, primarily relating to venture management fees, financial management, engineering, environmental services, and internal legal fees on behalf of the Venture. Fees incurred totaled $263,923 and $210,780, respectively, for the six months ended June 30, 2006 and 2005. At June 30, 2006, $55,591 was owed to LPI and is included in accounts payable-affiliated party in the accompanying financial statements.

The Venture incurred various costs that were paid to WEI primarily relating to venture accounting fees and cost accounting services. Fees incurred totaled $135,550 and $129,000, respectively for the six months ended June 30, 2006 and 2005. At June 30, 2006, $21,500 was owed to WEI and is included in accounts payable-affiliated party in the accompanying financial statements.

The Venture incurred maintenance costs, which were paid to Westmoreland Technical Services, Inc. (“WTS”). These costs totaled $915,132 and $666,584, respectively, for the six months ended June 30, 2006 and 2005. At June 30, 2006, $0 was owed to WTS.